UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 25, 2007

Date of Report (Date of earliest event reported)

ORAGENICS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50614	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13700 Progress Boulevard Alachua, Florida 32615
(Address of principal executive offices including zip code)

(386) 418-4018
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:-

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD.

Oragenics, Inc. (the “Company”) Common Stock is quoted on the American Stock Exchange (the “AMEX”) under the symbol “ONI.” In order for the Company’s Common Stock to continue to be quoted on the AMEX, the Company must satisfy various continued listing standards as set forth in Part 10 of the AMEX Company Guide (the “AMEX Guide”).

On April 25, 2007, the Company received notice from the AMEX that a review of the Company’s Form 10-KSB for the year ended December 31, 2006 indicated that it did not meet certain of the AMEX’s continued listing standards, and the Company has, therefore, become subject to the procedures and requirements of Section 1009 of the AMEX Guide. Specifically, the Company is not in compliance with Section 1003(a)(i) of the AMEX Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of its most recent fiscal years.

In order to maintain its AMEX listing, the Company must submit a plan by May 25, 2007 advising AMEX of action it has taken, or will take that would bring it into compliance with all of the continued listing standards by October 27, 2008 (the “Plan”). The Company expects to submit a plan by May 25, 2007. Upon receipt of the Plan, AMEX will evaluate the Plan and make a determination as to whether the Company has made a reasonable demonstration in the Plan of an ability to regain compliance with the continued listing standards. If the Plan is accepted, the Company may be able to continue its listing during the specified timeframes but it will be subject to periodic review to determine whether it is making progress consistent with the plan.

There can be no assurance AMEX will accept the Company’s Plan for continued listing. If the Plan is not accepted, the Company will be subject to delisting proceedings.

Item 9.01	Financial Information and Exhibits.

(d) Exhibits.

Number	Description
99.1	Press Release dated April 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 27, 2007	ORAGENICS, INC. (Registrant)

	BY:	/s/ Robert T. Zahradnik

Robert T. Zahradnik President and Chief Executive Officer